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   John L. McManus
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Aeolus Pharmaceuticals Announces First Quarter Financial Results

SAN DIEGO, California, February 16, 2006 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS.OB), a developer of a new class of disease-modifying compounds with potent activity in pre-clinical models of central nervous system diseases and oncology, announced today financial results for three months ended December 31, 2005. Aeolus reported a net loss of $1,523,000, or $0.11 per share, for the three months ended December 31, 2005, compared to a loss of $1,957,000, or $0.14 per share, for the three months ended December 31, 2004, a comparative decrease of 22%.

“During the first quarter of fiscal 2006 we successfully commenced our multi-dose Phase 1 study of AEOL 10150 in patients diagnosed with ALS and reported results from the completion of the first cohort treated in this study. With the completion of our $2.5 million financing during the quarter, we secured our ability to complete the multi-dose study and continue our pipeline initiative, which is focused on testing other Aeolus compounds in animal models of radiation therapy protection and tumor therapy, Parkinson’s disease, cystic fibrosis, chronic obstructive pulmonary disease and stroke, stated Richard P. Burgoon, Jr., Chief Executive Officer. “We expect to announce results from many of these initiatives over the next few months.”

Research and development expenses were lower in the first quarter of fiscal year 2006 when compared to the first quarter of fiscal 2005 as the Company shifted its operational focus and research and development spending to conducting the multiple dose Phase I studies of AEOL 10150 for the possible treatment of ALS and our pipeline initiative. During the first quarter of fiscal year 2005, the primary operational focus for the Company was on preclinical pharmacology and toxicology tests on AEOL 10150 and the launch of the single dose Phase I study of AEOL 10150 for the possible treatment of ALS.

General and administrative expenses were higher in the first quarter of fiscal year 2006 compared to the first quarter of fiscal year 2005 as a result of the adoption of FASB 123R which resulted in additional non-cash compensation expense in the amount of $28,000 and increased legal expenses as result of the Company’s increased cost of regulatory compliance.

In connection with the private placement completed in November, accounting guidance required that the common stock warrants issued in the private placement be carried as a liability until such time as the shares to be issued upon exercise of the warrants is registered with the Securities and Exchange Commission. The warrants were valued using Black-Scholes option pricing model and are revalued at each balance sheet date. Any change in fair value of the warrant is charged to the statement of operations. Between November 21, 2005 and December 31, 2005, the fair value of the warrant decreased by $254,000. The warrant liability and revaluations have not and will not have any impact on the Company’s working capital, liquidity, or business operations.

As of December 31, 2005, the Company had $2,135,000 in cash and cash equivalents and 14,059,000 shares outstanding.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation. AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds. Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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AEOLUS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2005	2004
Revenue
Grant income	$1	$109

Costs and expenses:
Research and development	1,293	1,620
General and administrative	491	450
Total costs and expenses	1,784	2,070

Loss from operations	(1,783)	(1,961)
Interest expense, net	(12)	(2)
Other income	18	6
Decrease in fair value of common stock warrants	254	-

Net loss attributable to common stockholders	$(1,523)	$(1,957)

Net loss per weighted share attributable to common stockholders:
(basic and diluted)	$(0.11)	$(0.14)

Weighted average common shares outstanding:
Basic and diluted	14,038	13,947

Selected Balance Sheet Items:
(in thousands)
	December 31, 2005	September 30, 2005

Cash and cash equivalents	$2,135	$626
Total assets	$2,419	$937
Series A Preferred Stock	$354	$-
Stockholders' equity	$(2,446)	$(932)